Exhibit 99.1

SurModics Reports Third Quarter Results

Record Revenue and Earnings

EDEN PRAIRIE, Minnesota – July 20, 2005 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the third quarter ended June 30, 2005.

Third Quarter Highlights:

•	Record revenue of $16.5 million, up 44%

•	Record operating income of $9.1 million, up 60% (from adjusted prior year results)

•	Record net income of $6.1 million, up 61% (from adjusted prior year results)

•	Diluted EPS of $.32, up 52% (from adjusted prior year results)

•	Fourth consecutive quarter of record revenue and adjusted net income

•	Fifth consecutive quarter with non-Cordis revenue exceeding Cordis revenue despite record CYPHER results

•	Five new licenses signed, including technology from three business units

“SurModics is pleased to report record revenue and net income for the third quarter,” said Bruce Barclay, President and CEO. “This marks our fourth straight quarter of record revenue and earnings (as adjusted). I am pleased with the progress we continue to make as a company, and believe it is a testament to our outstanding employees. SurModics has had many highlights this quarter including the recently announced completion of the first implantations of the I-vation™ Intravitreal Implant, thus marking the commencement of a Phase I clinical trial in our ophthalmology division. We also announced a license agreement with CardioMind for our ENCORE™ Drug Delivery Polymer Matrix. In addition, we entered into an exciting agreement with Donaldson Company for the joint development of synthetic tissue culture products. We believe these announcements are significant milestones for SurModics.”

Revenue for the third quarter of fiscal 2005 was a record $16.5 million, an increase of 44% from $11.4 million in the third quarter of fiscal 2004. Results in the prior year’s third quarter included a one-time asset impairment charge of $16.5 million. Excluding the non-cash charge from prior year results to illustrate comparisons, operating income grew 60% to a record $9.1 million in the third quarter of fiscal 2005, from $5.7 million in the prior-year period; net income increased 61% to a record $6.1 million, from $3.8 million in the same period last year; and diluted earnings per share increased 52% to $.32, compared with $.21 in the third quarter of fiscal 2004. The company continues to invest heavily in technologies and innovation, with R&D expense for the quarter representing 27% of revenue and constituting 68% of operating expenses excluding product costs.

For the first nine months of fiscal 2005, revenue was a record $46.3 million, an increase of 28% from $36.3 million in fiscal 2004. During the second quarter of fiscal 2005, the company recorded a $30.3 million charge for in-process research and development (IPR&D) in connection with its acquisition of InnoRx, Inc., which was completed in January 2005. Including the one-time, non-cash IPR&D charge in the nine month results, the company reported an operating loss of $3.4 million and a net loss of $13.0 million, or ($.72) per diluted share. Excluding the IPR&D charge in the second quarter of fiscal 2005 and the asset impairment charge in the third quarter of fiscal 2004, operating income grew 44% to a record $26.9 million, from $18.7 million in the prior-year period; net income increased 41% to a record $17.2 million, from $12.2 million in the same period last year; and diluted earnings per share was $.93, compared with $.69 for the nine months of fiscal 2004.

“We are pleased with the growth Cordis has achieved again this quarter with its CYPHER stent,” said Barclay. “Their reported CYPHER sales of $659 million for the June quarter is another record. Against this backdrop of strong revenue growth from Cordis, SurModics’ strategy of diversifying its revenue continues to go well. Our non-Cordis revenue has grown even faster, both sequentially and on a year-over-year basis, and exceeded Cordis revenue for the fifth consecutive quarter.”

SurModics’ pipeline remains strong. The Company signed five new licenses in the third quarter, bringing year-to-date licenses to 15, already surpassing the company’s stated goal of signing 12 new licenses in fiscal 2005. During the quarter, SurModics’ customers introduced 1 new product, bringing the fiscal year-to-date total to 7, closer to our goal of 10 for fiscal year 2005. At June 30, a total of 81 coated products were on the market generating royalty revenue, compared with 73 in the prior-year period; the total number of licensed products not yet launched was 68, compared with 61 a year ago; and major non-licensed opportunities stood at 51, compared with 58 a year ago. In total, the company now has 119 potential commercial products in development with opportunities in each of the company’s four focus markets – ophthalmology, cardiovascular, neurology and orthopedics.

“Our balance sheet remains strong, with a cash and investment balance of $65.4 million and no debt as of June 30,” said Phil Ankeny, CFO and Vice President of Business Development. “We are pleased with our continued progress putting the balance sheet to work, most recently making a strategic investment in ThermopeutiX, an early stage company developing novel medical devices for the treatment of vascular and neurovascular diseases, including stroke.”

Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the Third Quarter Webcast icon. If you do not have access to the Internet and want to listen to the audio, dial 800-257-7063. A replay of the third quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11034737. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, July 20, until 6:00 p.m. CT on Wednesday, July 27.

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ BRAVO™ drug delivery polymer matrix as a key component in the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, MN and more information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
 Phil Ankeny, Chief Financial Officer and Vice President, Business Development
(952) 829-2700

SurModics, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
		Restated		Restated
Revenue:
Royalties and license fees	$12,694	$7,505	$35,052	$25,078
Product sales	2,663	2,808	6,984	8,211
Research & development	1,161	1,131	4,255	2,980

Total revenue	16,518	11,444	46,291	36,269
Operating expenses:
Product	743	812	2,092	2,300
Research & development	4,494	3,135	11,739	9,546
Sales & marketing	341	394	909	1,400
General & administrative	1,792	1,393	4,635	4,347
Purchased In-Process R&D	—	—	30,277	—
Asset impairment charge	—	16,497	—	16,497

Total operating expenses	7,370	22,231	49,652	34,090

Income (loss) from operations	9,148	(10,787)	(3,361)	2,179
Investment income	469	394	756	890

Net income (loss) before income taxes	9,617	(10,393)	(2,605)	3,069
Income tax (provision) benefit	(3,522)	3,842	(10,433)	(1,205)

Net income (loss)	$6,095	($6,551)	($13,038)	$1,864

Basic net income (loss) per share	$.33	($0.37)	($.72)	$0.11

Diluted net income (loss) per share	$.32	($0.37)	($.72)	$0.10

Weighted average shares outstanding
Basic	18,322	17,515	18,008	17,484
Diluted	18,928	17,515	18,008	17,780

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.

SurModics, Inc.
Comparative Analysis of Earnings
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
		Restated		Restated
Income (loss) from operations (GAAP)	$9,148	($10,787)	($3,361)	$2,179
Add: Purchased In-Process R&D	—	—	$30,277	—
Add: Asset impairment charge	—	$16,497	—	$16,497
Comparative income from operations	$9,148	$5,710	$26,916	$18,676
Diluted net income (loss) per share (GAAP)	$0.32	($0.37)	($0.72)	$0.10
Add: Net impact of Purchased In-Process R&D	—	—	$1.65	—
Add: Net impact of asset impairment charge	—	$0.58	—	$0.59
Comparative diluted net income per share	$0.32	$0.21	$0.93	$0.69

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.

Certain information in the attached financial release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G. Accordingly, we are providing the preceding table, which reconciles results to their corresponding GAAP based operating results presented under our Statements of Operations, in the accompanying press release.

Management believes the presentation of these non-GAAP financial results provides useful information to investors regarding our results of operations, as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the periods under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not a substitute for, financial measures prepared in accordance with GAAP.

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	June 30,	September 30,
	2005	2004
	(Unaudited)	Restated
Assets
Current assets:
Cash & investments	$16,066	$19,215
Accounts receivable	10,743	8,130
Inventories	1,029	1,040
Other current assets	1,239	1,184

Total current assets	29,077	29,569
Property & equipment, net	15,970	15,738
Long-term investments	49,311	44,088
Other assets	23,445	20,192

Total assets	$117,803	$109,587

Liabilities & Stockholders’ Equity
Total current liabilities	$8,526	$11,789
Other liabilities	8,379	3,488
Total stockholders’ equity	100,898	94,310

Total liabilities & stockholders’ equity	$117,803	$109,587

Results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.